Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS IMPROVED TRENDS IN
THIRD QUARTER SALES AND EARNINGS

RESULTS INCLUDE ONE-TIME CHARGE RELATED TO ACTIONS TAKEN TO
SIGNIFICANTLY REDUCE LONG-TERM DEBT COSTS

Dublin, California, November 19, 2020 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings for the 13 weeks ended October 31, 2020 of $0.37 per share versus $1.03 per share for the 13 weeks ended November 2, 2019. Net income was $131 million, compared to $371 million in the prior year period. These results include a one-time charge of $240 million or $0.65 per share impact to net earnings relating to the refinancing of $775 million in senior notes during the quarter. Third quarter 2020 sales declined 2% to $3.8 billion, with comparable store sales down 3%.

For the nine months ended October 31, 2020, the Company reported a per share loss of $(0.43) on a net loss of $153 million which includes the one-time debt refinancing costs. These results compare to net income of $1.2 billion or $3.32 per share for the same period in 2019. Sales year-to-date were $8.3 billion, down from $11.6 billion last year.

Barbara Rentler, Chief Executive Officer, commented, “Sales trends accelerated during the third quarter following a slower start in August, driven by an improvement in our merchandise assortments, a later back-to-school season, stronger performance in our larger markets, and our return to more normal store hours.”

Ms. Rentler continued, “Third quarter operating margin of 4.4% was down from 12.4% in 2019, and was negatively impacted by the one-time debt refinancing charge, which was equivalent to 640 basis points. In addition, the year-over-year margin decline reflects higher COVID-related operating costs in 2020 and the deleveraging effect on expenses throughout the business from the decline in same store sales.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Ms. Rentler added, “Core business results improved during the quarter demonstrating consumers’ continued focus on value, and our ongoing ability to deliver the bargains our customers have come to expect from us.”

Ms. Rentler further commented, “We continue to maintain a strong financial position with over $5.2 billion of total liquidity. In addition to the refinancing of a portion of our senior notes during the third quarter which will significantly reduce the annual interest expense and total cash outlays over the life of the debt, we took other actions to lower our ongoing debt costs, including the repayment of the $800 million revolving credit facility and terminating the undrawn $500 million revolver.”

Ms. Rentler concluded, “As we enter the fourth quarter, our month-to-date comparable store sales in November are down mid-single-digits. In addition, there remains a high level of uncertainty related to the worsening health crisis and we are concerned with how the upsurge of this pandemic might impact consumer demand during what we expect to be a highly competitive holiday shopping season. Given the lack of visibility we have regarding these external risks and how they may evolve and impact our business, we will continue to manage our operations conservatively and will not be providing sales or earnings per share guidance for the fourth quarter.”

The Company will host a conference call on Thursday, November 19, 2020 at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #3089432 until 8:00 p.m. Eastern time on November 27, 2020, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for further significant business disruptions arising from the recent and ongoing COVID-19 pandemic, including potential distribution center and store closures and restrictions on customer access; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; competitive pressures in the apparel or home-related merchandise retailing industry; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to the COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings and reopenings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2019, and fiscal 2020 Form 10-Qs and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and NASDAQ 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,594 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 275 dd's DISCOUNTS® in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day.

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Ross Stores, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Sales	$3,754,509	$3,849,117	$8,281,894	$11,625,628

Costs and Expenses
Cost of goods sold	2,711,419	2,766,432	6,681,530	8,311,950
Selling, general and administrative	877,857	604,605	1,812,657	1,754,825
Interest expense (income), net	28,740	(4,402)	64,261	(14,819)
Total costs and expenses	3,618,016	3,366,635	8,558,448	10,051,956

Earnings (loss) before taxes	136,493	482,482	(276,554)	1,573,672
Provision (benefit) for taxes on earnings (loss)	5,296	111,550	(123,956)	368,877
Net earnings (loss)	$131,197	$370,932	$(152,598)	$1,204,795

Earnings (loss) per share
Basic	$0.37	$1.04	$(0.43)	$3.35
Diluted	$0.37	$1.03	$(0.43)	$3.32

Weighted average shares outstanding (000)
Basic	352,481	356,879	352,320	359,919
Diluted	354,457	359,299	352,320	362,455

Store count at end of period	1,869	1,810	1,869	1,810

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 31, 2020	November 2, 2019
Assets

Current Assets
Cash and cash equivalents	$4,416,124	$1,142,709
Accounts receivable	122,654	124,853
Merchandise inventory	1,630,390	2,168,796
Prepaid expenses and other	347,399	170,304
Total current assets	6,516,567	3,606,662

Property and equipment, net	2,706,884	2,565,882
Operating lease assets	3,132,056	3,042,298
Other long-term assets	215,159	200,999
Total assets	$12,570,666	$9,415,841

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,426,390	$1,480,205
Accrued expenses and other	655,408	496,623
Current operating lease liabilities	590,122	559,433
Accrued payroll and benefits	269,709	321,977
Total current liabilities	3,941,629	2,858,238

Long-term debt	2,512,037	312,778
Non-current operating lease liabilities	2,672,139	2,601,372
Other long-term liabilities	290,795	225,934
Deferred income taxes	135,029	140,740

Commitments and contingencies

Stockholders’ Equity	3,019,037	3,276,779
Total liabilities and stockholders’ equity	$12,570,666	$9,415,841

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 31, 2020	November 2, 2019

Cash Flows From Operating Activities
Net (loss) earnings	$(152,598)	$1,204,795
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	268,193	255,089
Loss on early extinguishment of debt	239,769	—
Stock-based compensation	74,267	70,600
Deferred income taxes	(14,650)	23,070
Change in assets and liabilities:
Merchandise inventory	201,949	(418,354)
Other current assets	(31,732)	(46,161)
Accounts payable	1,126,574	305,648
Other current liabilities	118,679	43,968
Income taxes	(119,513)	(42,619)
Operating lease assets and liabilities, net	8,979	12,911
Other long-term, net	63,206	1,983
Net cash provided by operating activities	1,783,123	1,410,930

Cash Flows From Investing Activities
Additions to property and equipment	(339,545)	(401,251)
Proceeds from investments	—	517
Net cash used in investing activities	(339,545)	(400,734)

Cash Flows From Financing Activities
Net proceeds from issuance of short-term debt	805,601	—
Payments of short-term debt	(804,972)	—
Net proceeds from issuance of long-term debt	2,965,115	—
Payments of long-term debt	(775,009)	—
Payments of debt extinguishment and debt issuance costs	(232,000)	—
Issuance of common stock related to stock plans	17,088	16,451
Treasury stock purchased	(45,091)	(56,920)
Repurchase of common stock	(132,467)	(965,909)
Dividends paid	(101,411)	(278,370)
Net cash provided by (used in) financing activities	1,696,854	(1,284,748)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	3,140,432	(274,552)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,411,410	1,478,079
End of period	$4,551,842	$1,203,527

Reconciliations:
Cash and cash equivalents	$4,416,124	$1,142,709
Restricted cash and cash equivalents included in prepaid expenses and other	85,322	10,947
Restricted cash and cash equivalents included in other long-term assets	50,396	49,871
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,551,842	$1,203,527

Supplemental Cash Flow Disclosures
Interest paid	$70,347	$10,560
Income taxes paid	$10,207	$388,426